SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 20, 2008

U.S. DRY CLEANING CORPORATION
(Exact name of registrant as specified in Charter)

Delaware	000-23305	77-0357037
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

4040 MacArthur Blvd., Suite 305
Newport Beach, CA 92660
(Address of Principal Executive Offices)

(949) 863-9669
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On August 20, 2008, U.S. Dry Cleaning Corporation (the “Company”) and USDC Tuchman Indiana, Inc., a California corporation and a wholly-owned subsidiary of the Company (“Acquisition Sub”), entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”) with Tuchman Cleaners, Inc., an Indiana corporation (the “Seller”).

The Seller is the largest retail dry cleaning chain in the state of Indiana.  Upon the closing of the transactions contemplated by the Purchase Agreement, Acquisition Sub will acquire certain assets of the Seller as set forth in the Purchase Agreement (the “Assets”) including some or all of the 25 retail dry cleaning and laundry stores in Indianapolis and surrounding areas.  The combined revenue of all of such stores is in excess of $7.5 million annually, and the Company expects this acquisition to be very accretive to the Company.  Tuchman Cleaners was founded in 1916 and has been committed to the community and local charities, which the Company plans on continuing.

The Purchase Agreement contains representations, warranties and covenants by Acquisition Sub and the Seller, and subject to the terms and conditions contained therein, provides for the closing of the acquisition to occur on or before September 30, 2008.

Pursuant to the Purchase Agreement, Acquisition Sub agreed to pay an amount in cash of a minimum of $605,000 and up to $1,100,000 for the Assets.  The actual purchase price to be paid at the closing of the transaction depends primarily on which stores are included in the purchase and sale of the Assets, landlord indemnifications and other contingencies.

The Purchase Agreement provides that except as expressly set forth in the Purchase Agreement, Acquisition Sub will acquire the Assets on an “as is” and “where is” basis.  Under the Purchase Agreement, the Assets will include all machinery, equipment, vehicles, furniture, fixtures, leasehold improvements and other property used in the business, real property leases, equipment leases, accounts, advances, books and records, licenses and permits, supplies, supplier contracts, goodwill, starting cash on hand, intangible personal property, and any deposits.   The Assets exclude, among other things, other cash and cash equivalents, inventory transferred or used by the Seller prior to closing, certain expired and other property leases, liabilities and obligations under collective bargaining agreements, credit card machines, certain accounting software, insurance policies, and certain rights of the Seller.  Acquisition Sub will assume no liabilities of the Seller except for obligations under assumed property and equipment leases, and obligations under supplier contracts.

The foregoing summary description of the Purchase Agreement is qualified by reference to the full text thereof, a copy of which is filed herewith as Exhibit 2.1, incorporated herein in its entirety.

The Company’s mission is to create the premier national chain in the dry cleaning industry. The Company’s management team has extensive experience in retail consolidations and premier dry cleaning operations with a proven operating model.  The Company’s management intends to rapidly acquire profitable, market-leading operations at accretive valuations.  Each acquisition target is expected to be self-sufficient, and field management is expected to remain in place to ease the assimilation.

The Company’s management believes the greatest value achieved in any consolidation is during the earliest phases.  As a result, the Company intends to grow as rapidly as possible to maximize shareholder value.

The Company’s future operation results are dependent upon many factors, including but not limited to (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans (ii) the Company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control and (iv) other risk factors discussed in the Company’s filings with the Securities & Exchange Commission.

Item 9.01       Financial Statements and Exhibits

Exhibit No.	Description

2.1	Asset Purchase and Sale Agreement, dated as of August 20, 2008, by and among U.S. Dry Cleaning Corporation, USDC Tuchman Indiana, Inc., and Tuchman Cleaners, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. DRY CLEANING CORPORATION

Dated: September 17, 2008

By: /s/ Robert Y. Lee
Robert Y. Lee
Chief Executive Officer